                      News Release

                               Sprint Nextel
                               6200 Sprint Parkway
                               Overland Park, Kan. 66213

   Media Contact:
Leigh Horner
(703) 433-3044
leigh.horner@sprint.com

Investor Contact:
Yijing Brentano
800-259-3755
investor.relations@sprint.com

Sprint Announces Prepaid Leadership Change

OVERLAND PARK, Kan. – July 21, 2010 – Sprint (NYSE:S) announced today that Dan Schulman, age 52, president of Sprint Prepaid, will be leaving the company effective Aug. 23, 2010 to join American Express Company (NYSE:AXP) as Group President - Enterprise Growth.

“I have known Dan Schulman for many years, and he is one of the best executives I have ever worked with,” said Dan Hesse, Sprint CEO. “We will miss Dan’s leadership but he leaves with our prepaid brands in strong shape. We wish Dan much success.”

“When I joined Sprint, we had a great opportunity to change the way prepaid was delivered to customers,” said Schulman. “I couldn’t be more satisfied with how we have executed against the multi-brand strategy and the strong future prepaid has ahead of it. The integration of Virgin Mobile is complete and the synergies envisioned were achieved.  Dan Hesse is a good friend and I have had the pleasure to work with him for a long time.  I leave Sprint confident in the company’s direction under his leadership and management team.”

With tailored brand offers including Virgin Mobile USA, Boost Mobile, Common Cents Mobile and Assurance Wireless, Sprint’s prepaid offerings are positioned to capture market share in this competitive wireless marketplace. Robert H. (Bob) Johnson, age 56, president of Sprint’s Consumer organization, will assume responsibility for Sprint’s prepaid go-to-market strategy as part of its focus on the wireless consumer.  Johnson also will retain Sprint’s consumer business that encompasses Sprint’s postpaid consumer marketing and sales, including acquisition, growth and base marketing programs, along with approximately 11,000 retail sales touchpoints.

About Sprint Nextel
Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 48 million customers at the end of the first quarter of 2010 and is widely recognized for developing, engineering and deploying innovative technologies, and is the first and only wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, Common Cents Mobile and Assurance Wireless and instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. With its customer-focused strategy, you can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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